EXHIBIT 99.1

RUDOLPH TECHNOLOGIES REPORTS 2016
FIRST QUARTER RESULTS

•	Strong Sales of Process Control Solutions Drive Increase in Results to High-End of Guidance

WILMINGTON, MASSACHUSETTS (May 2, 2016) - Rudolph Technologies, Inc. (NYSE: RTEC), a leading provider of process characterization equipment, lithography equipment and software for wafer fabs and advanced packaging facilities, today announced financial results for the 2016 first quarter.

2016 First Quarter Financial Highlights

•	First quarter revenue of $54.4 million increased 6 percent sequentially and was at the high end of the Company’s guidance.

•	Gross margins remained strong at 53 percent for the quarter, compared with 52 percent for the previous quarter. Non-GAAP gross margin was 54 percent in the 2016 first quarter.

•
GAAP net income of $13.9 million, or $0.44 per diluted share, included income from the completion of patent litigation; Non-GAAP net income of $5.7 million, or $0.18 per diluted share, was above the mid-point of Company guidance.

•	Record NSX® Inspection sales driven by strong sales into fan-out packaging applications.

•	Strong software sales comprised 14 percent of revenue.

•	JetStep® S Series Lithography System selected for panel fan-out packaging pilot line.

Key Financial Data for the Quarters Ended March 31, 2016, December 31, 2015
and March 31, 2015
(in thousands, except per share amounts)

US GAAP
	March 2016	December 2015	March 2015
Revenue	$ 54,362	$ 51,057	$ 52,570
Gross profit margin	53.4%	52.2%	55.1%
Operating income	$ 21,137	$ 5,854	$ 5,117
Net Income	$ 13,939	$ 2,883	$ 1,848
Net income per diluted share	$ 0.44	$ 0.09	$ 0.06

US NON-GAAP
	March 2016	December 2015	March 2015
Revenue	$ 54,362	$ 51,057	$ 52,570
Gross profit margin	53.5%	52.3%	55.2%
Operating income	$ 9,570	$ 8,466	$ 10,497
Net Income	$ 5,742	$ 5,085	$ 5,380
Net income per diluted share	$ 0.18	$ 0.16	$ 0.17

Michael Plisinski, chief executive officer, commented, “We are pleased with the start of our new year and the continued strength of our balanced business model, through which we serve a broad set of customers in a number of growth markets including advanced packaging, RF filters, and MEMS. Results for the first quarter were driven primarily by solid demand from multiple accounts for our process control solutions for advanced packaging applications. This demand has extended to our new 3D metrology option for our flagship NSX inspection platform, generating approximately $5 million in sales in the first quarter.”

Mr. Plisinski added, “Looking ahead, we see continued growth in fan-out and other advanced packaging processes, as well as growth coming from the RF filter market in which we have made significant inroads with our RF specific solution comprised of inspection, metrology, and software technologies. By working closely with our customers we can leverage Rudolph’s broad technology portfolio to provide comprehensive solutions to meet the highly technical challenges of our customers.”

First Quarter 2016 GAAP Financial Results
First quarter revenue totaled $54.4 million, a 6 percent increase as compared with $51.1 million for the 2015 fourth quarter. First quarter gross margin was 53 percent of revenues, compared to 52 percent in the 2015 fourth quarter. The increase in gross margin was primarily due to a change in product sales mix; specifically, stronger inspection and software sales in the quarter.

Operating expenses for the first quarter of 2016 totaled $7.9 million and included income from a $14.6 million patent litigation judgment. This compares with $20.8 million in operating expenses in the 2015 fourth quarter.

GAAP net income for the first quarter of 2016 was $13.9 million, or $0.44 per diluted share, compared with GAAP net income of $2.9 million, or $0.09 per diluted share, for the fourth quarter of 2015.

First Quarter Non-GAAP Financial Results
First quarter Non-GAAP net income was $5.7 million, or $0.18 per diluted share. Non-GAAP results excluded items that had a net impact of increasing GAAP income by $8.2 million, after tax, including a patent litigation judgment, share-based compensation expense, litigation expense and amortization of intangibles. In the 2015 fourth quarter, Non-GAAP net income was $5.1 million or $0.16 per diluted share. The fourth quarter Non-GAAP results excluded $2.2 million in expenses, after tax, that were included in the GAAP results related to share-based compensation expense, patent litigation expense and amortization of intangibles.

Balance Sheet
At March 31, 2016, cash and marketable securities totaled $148.2 million and did not include the judgment from the patent litigation. Accounts receivable increased $9.3 million to $64.7 million, and inventory increased to $74.1 million as of March 31, 2016. Working capital increased to $206.7 million at March 31, 2016.

Conference Call
Rudolph Technologies will discuss its 2016 first quarter results and other matters on a conference call it is hosting today at 4:30 PM EDT. To participate in the call, please dial (888) 438-5524 (Domestic) or (719) 457-2727 (International), and reference Conference ID # 7902946 at least five (5) minutes prior to the scheduled start time. A live webcast will also be available on the Company’s website at www.rudolphtech.com.

To listen to the live webcast, please go to the website at least fifteen (15) minutes early to register, download and install any necessary audio software.

There will be a replay of the conference call available from 8:00 pm EDT on May 2 until 11:59 pm EDT on May 9, 2016. To access the replay, please dial (888) 203-1112 (Domestic) or (719) 457-0820 (International) at any time during that period and use Conference ID #7902946.

A replay will also be available on the Company’s website at www.rudolphtech.com.

2016 Analyst Event (May 9, 2016 / New York Marriott Marquis Hotel)
Rudolph Technologies will host its annual Analyst Event on May 9, 2016 at the New York Marriott Marquis Hotel (New York City). The 2016 Analyst Event will highlight Rudolph’s evolution as a front-end and back-end value-added solutions provider by combining product services and software to solve customer problems. We will discuss market trends and industry challenges that Rudolph’s customers face, and the differentiated solutions Rudolph affords them to accelerate their process development. Speakers will be the General Managers from each of the business units.

Financial analysts, institutional investors and industry analysts interested in attending the event in person should contact Rudolph’s Investor Relations for registration information: Guerrant Associates / Laura Guerrant-Oiye / Principal / 808.882.1467 / lguerrant@guerrantir.com.

Discussion of Non-GAAP Financial Measures
In this press release, we have presented financial measures, which have not been determined in accordance with generally accepted accounting principles (GAAP) and are therefore non-GAAP financial measures. Non-GAAP financial measures exclude the amortization of intangible assets, the impact of patent litigation fees and judgment, and share-based compensation. We believe that this presentation of non-GAAP financial measures allows investors to better assess the Company’s operating performance by comparing it to prior periods on a more consistent basis. We have included a reconciliation of various non-GAAP financial measures to those measures reported in accordance with GAAP. To that end, non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. Because our calculation of non-GAAP financial measures may differ from similar measures used by other companies, investors should be careful when comparing our non-GAAP financial measures to those of other companies.

About Rudolph Technologies
Rudolph Technologies, Inc. is a leader in the design, development, manufacture and support of defect inspection, lithography, process control metrology, and process control software used by semiconductor and advanced packaging device manufacturers worldwide. Rudolph delivers comprehensive solutions throughout the fab with its families of proprietary products that provide critical yield-enhancing information, enabling microelectronic device manufacturers to drive down costs and time to market of their devices. Headquartered in Wilmington, Massachusetts, Rudolph supports its customers with a worldwide sales and service organization. Additional information can be found on the Company’s website at www.rudolphtech.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) which include Rudolph’s business momentum and future growth; the benefit to customers of Rudolph’s products and customer service; Rudolph’s ability to both deliver products and services consistent with our customers’ demands and expectations and strengthen its market position; Rudolph’s expectations regarding the semiconductor market outlook; as well as other matters that are not purely historical data. Rudolph wishes to take advantage of the “safe harbor” provided for by the Act and cautions that actual results may differ materially from those projected as a result of various factors, including risks and uncertainties, many of which are beyond Rudolph’s control. Such factors include, but are not limited to, the Company’s ability to leverage its resources to improve its position in its core markets; its ability to weather difficult economic environments; its ability to open new market opportunities and target high-margin markets; the strength/weakness of the back-end and/or front-end semiconductor market segments; and fluctuations in customer capital spending. Additional information and considerations regarding the risks faced by Rudolph are available in Rudolph’s Form 10-K report for the year ended December 31, 2015 and other filings with the Securities and Exchange Commission. As the forward-looking statements are based on Rudolph’s current expectations, the Company cannot guarantee any related future results, levels of activity, performance or achievements. Rudolph does not assume any obligation to update the forward-looking information contained in this press release.

For more information, please contact: Investors: Steven R. Roth Senior Vice President & CFO 973.448.4302 steven.roth@rudolphtech.com	Guerrant Associates Laura Guerrant-Oiye Principal 808.882.1467 lguerrant@guerrantir.com Trade Press: Amy Shay 952.259.1794 amy.shay@rudolphtech.com

(tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) - (Unaudited)

	March 31, 2016	December 31, 2015
		(Audited)
ASSETS
Current assets
Cash and marketable securities	$148,241	$161,478
Accounts receivable, net	64,747	55,492
Inventories	74,143	71,490
Prepaid and other assets	21,519	8,137
Total current assets	308,650	296,597
Net property, plant and equipment	13,950	12,346
Intangibles	34,493	35,088
Other assets	35,616	35,532
Total assets	$392,709	$379,563

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$20,029	$21,466
Senior convertible notes	58,863	57,846
Other current liabilities	23,037	20,019
Total current liabilities	101,929	99,331
Other non-current liabilities	10,269	9,554
Total liabilities	112,198	108,885
Stockholders’ equity	280,511	270,678
Total liabilities and stockholders’ equity	$392,709	$379,563

(tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts) - (Unaudited)

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Revenues	$54,362	$51,057	$52,570
Cost of revenues	25,317	24,413	23,604
Gross profit	29,045	26,644	28,966
Operating expenses:
Research and development	12,446	10,334	10,360
Selling, general and administrative	9,499	9,856	12,974
Amortization	595	600	515
Patent litigation judgment	(14,632)	—	—
Total operating expenses	7,908	20,790	23,849
Operating income	21,137	5,854	5,117
Interest expense, net	1,469	1,481	1,382
Other expense	107	194	638
Income before income taxes	19,561	4,179	3,097
Provision for income taxes	5,622	1,296	1,249
Net income	$13,939	$2,883	$1,848

Net income per share:
Basic	$0.45	$0.09	$0.06
Diluted	$0.44	$0.09	$0.06

Weighted average shares outstanding:
Basic	30,957	31,016	31,928
Diluted	31,654	32,075	32,549

(tables to follow)

RUDOLPH TECHNOLOGIES, INC. NON-GAAP FINANCIAL SUMMARY (In thousands, except percentage and per share amounts) - (Unaudited)

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Revenue	$54,362	$51,057	$52,570
Gross profit	$29,102	$26,684	$29,021
Gross margin as percentage of revenue	53.5%	52.3%	55.2%

Operating expenses	$19,532	$18,218	$18,524
Operating income	$9,570	$8,466	$10,497
Operating margin as a percentage of revenue	17.6%	16.6%	20.0%

Net income	$5,742	$5,085	$5,380
Net income per diluted share	$0.18	$0.16	$0.17

RECONCILATION OF U.S. GAAP GROSS PROFIT, OPERATING EXPENSES AND OPERATING INCOME TO NON-GAAP GROSS PROFIT, OPERATING EXPENSES AND OPERATING INCOME (In thousands, except percentages) - (Unaudited)

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
U.S. GAAP gross profit	$29,045	$26,644	$28,966
Pre-tax non-GAAP items:
Share-based compensation expense	57	40	55
Non-GAAP gross profit	$29,102	$26,684	$29,021
U.S. GAAP gross margin as a percentage of revenue	53.4%	52.2%	55.1%
Non-GAAP gross margin as a percentage of revenue	53.5%	52.3%	55.2%

U.S. GAAP operating expenses	$7,908	$20,790	$23,849
Pre-tax non-GAAP items:
Amortization of intangibles	595	600	515
Litigation fees	1,309	741	455
Patent litigation judgment	(14,632)	—	—
Share-based compensation expense	1,104	1,231	4,355
Non-GAAP operating expenses	19,532	18,218	18,524
Non-GAAP operating income	$9,570	$8,466	$10,497
GAAP operating margin as a percentage of revenue	38.9%	11.5%	9.7%
Non-GAAP operating margin as a percentage of revenue	17.6%	16.6%	20.0%
(table to follow)

RUDOLPH TECHNOLOGIES, INC. RECONCILATION OF U.S. GAAP NET INCOME TO NON-GAAP NET INCOME (In thousands, except share and per share data) - (Unaudited)

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
U.S. GAAP net income	$13,939	$2,883	$1,848
Pre-tax non-GAAP items
Amortization of intangibles	595	600	515
Litigation fees	1,309	741	455
Patent litigation judgment	(14,632)	—	—
Share-based compensation expense	1,161	1,271	4,410
Net tax provision on non-GAAP items	3,370	(410)	(1,848)
Non-GAAP net income	$5,742	$5,085	$5,380
Non-GAAP net income per diluted share	$0.18	$0.16	$0.17

####